Filed Pursuant to Rule 424(b)(3)
Registration No. 333-155800

May 2012 Performance Update

The Frontier Fund Supplement Dated May 31, 2012 to Prospectus Dated April 30, 2012.

The Frontier Fund Class 1 New

T H E  F RO N T I E R  F U N D ’ S  G O A L : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

May performance for the various Series of The Frontier Fund is detailed below:*

The Frontier Fund Class 1 New	May 31, 2012 MTD	May 31, 2012 YTD	NAV / Unit
Frontier Diversified Series-1	4.31%	2.61%	$101.99
Frontier Long/Short Commodity Series-1a	-2.95%	-2.93%	$118.14
Frontier Masters Series-1	7.00%	7.29%	$107.56

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

* The above table sets forth the actual performance for the Class and Series as of May 31, 2012. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND DIVERSIFIED SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

May 31, 2012

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$4,158,781.54
Unrealized trading gain (loss)	(37,003.90)
Less: Commissions	(99,767.34)
Less: Trading Fee paid to Managing Owner	(134,375.58)
Interest income	96,485.71

Total Income	3,984,120.43
EXPENSES
Broker service fees	113,314.34
Incentive fees	919,151.34
Management fees	90,787.35

Total Expenses	1,123,253.03

Net Income (Loss)	$2,860,867.40

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	690,745.95340	$67,536,179.14	$97.77
Current month additions	3,094.05159	302,923.09
Current month redemptions	(14,977.65402)	(1,463,577.76)
Net income (loss) for current month		2,860,867.40	4.22

Net asset value, end of current month	678,862.35100	$69,236,391.87	$101.99

	Monthly rate of return		4.31%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                                /s/     S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - DIVERSIFIED SERIES - 1

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES - 1a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

May 31, 2012

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$33,624.23
Unrealized trading gain (loss)	(490,288.48)
Less: Commissions	(22,264.49)
Less: Trading Fee paid to Managing Owner	(39,677.05)
Interest income	33,650.24

Total Income	(484,955.55)
EXPENSES
Broker service fees	33,472.69
Incentive fees	15,661.34
Management fees	61,317.58

Total Expenses	110,451.61

Net Income (Loss)	$(595,407.16)

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	165,597.54640	$20,158,228.68	$121.73
Current month additions	4,356.95174	516,262.12
Current month redemptions	(737.72724)	(87,414.92)
Net income (loss) for current month		(595,407.16)	(3.59)

Net asset value, end of current month	169,216.77090	$19,991,668.72	$118.14

	Monthly rate of return		-2.95%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                                /s/     S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - LONG/SHORT COMMODITY SERIES - 1a

THE FRONTIER FUND MASTERS SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

May 31, 2012

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$1,067,146.58
Unrealized trading gain (loss)	1,680,596.07
Less: Commissions	(24,169.60)
Less: Trading Fee paid to Managing Owner	(71,565.36)
Interest income	58,323.73

Total Income	2,710,331.42
EXPENSES
Broker service fees	60,370.94
Incentive fees	117,123.40
Management fees	79,625.23

Total Expenses	257,119.57

Net Income (Loss)	$2,453,211.85

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	350,221.26830	$35,203,207.67	$100.52
Current month additions	4,280.57834	450,898.92
Current month redemptions	(3,709.02184)	(376,960.13)
Net income (loss) for current month		2,453,211.85	7.04

Net asset value, end of current month	350,792.82480	$37,730,358.31	$107.56

	Monthly rate of return		7.00%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                                /s/     S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - MASTERS SERIES - 1

THE FRONTIER FUND FRONTIER DIVERSIFIED SERIES

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

May 31, 2012

(Unaudited)

Income
Realized trading gain (loss)	7,857,014.13
Unrealized trading gain (loss)	-58,032.36
Less: Commissions	-188,692.46
Less: Trading Fee paid to Managing Owner	-254,415.20
Interest income	182,483.84
Total Income	7,538,357.95
Expenses
Trading fees	0.00
Broker service fees	125,967.57
Incentive fees	1,754,607.83
Management fees	171,704.63

Total Expenses	2,052,280.03

Net Income (Loss)	$5,486,077.92

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	1,277,156.92100	$127,853,396.31	$100.11
Current month additions	5,455.88995	544,695.03
Current month redemptions	-29,402.48845	-2,956,856.33
Net income (loss) for current month		5,486,077.92	4.36

Net asset value, end of current month	1,253,210.32250	$130,927,312.93	$104.47

	Monthly rate of return		4.36%

* Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                                 /s/    S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of The Frontier Fund - Frontier Diversified Series

THE FRONTIER FUND FRONTIER LONG/SHORT COMMODITY SERIES

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

May 31, 2012

(Unaudited)

Income
Realized trading gain (loss)	72,704.35
Unrealized trading gain (loss)	-1,666,196.15
Less: Commissions	-76,858.97
Less: Trading Fee paid to Managing Owner	-87,625.68
Interest income	116,041.49
Total Income	-1,641,934.96
Expenses
Trading fees	0.00
Broker service fees	39,302.23
Incentive fees	49,273.81
Management fees	295,140.48

Total Expenses	383,716.52

Net Income (Loss)	($2,025,651.48)

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	497,273.04631	$70,378,008.69	$141.53
Current month additions	8,848.24894	1,114,834.21
Current month redemptions	-9,039.58669	-1,309,107.86
Net income (loss) for current month		-2,025,651.48	-4.41

Net asset value, end of current month	497,081.70847	$68,158,083.56	$137.12

	Monthly rate of return		-3.12%

* Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                                 /s/    S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of The Frontier Fund - Frontier Long/Short Commodity Series

THE FRONTIER FUND FRONTIER MASTERS SERIES

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

May 31, 2012

(Unaudited)

Income
Realized trading gain (loss)	1,610,590.56
Unrealized trading gain (loss)	2,538,534.67
Less: Commissions	-36,495.31
Less: Trading Fee paid to Managing Owner	-108,140.81
Interest income	88,069.74
Total Income	4,092,558.85
Expenses
Trading fees	0.00
Broker service fees	64,227.69
Incentive fees	176,061.07
Management fees	120,235.51

Total Expenses	360,524.27

Net Income (Loss)	$3,732,034.58

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	521,143.39290	$53,274,377.67	$102.23
Current month additions	5,639.00749	595,898.92
Current month redemptions	-6,775.36820	-702,444.56
Net income (loss) for current month		3,732,034.58	7.19

Net asset value, end of current month	520,007.03220	$56,899,866.61	$109.42

	Monthly rate of return		7.04%

* Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                                 /s/    S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of The Frontier Fund - Frontier Masters Series